Exhibit 10.1

March 14, 2022

Kimaria Seymour [Delivered via DocuSign]

Dear Kim,

Congratulations! We are thrilled to offer you a full-time position at Etsy (technically, at Etsy, Inc.). This letter details the terms of the offer. Please read it carefully and, if you accept, sign and date this letter and the attached Confidentiality and Prior Inventions Agreement (which we refer to in this offer letter as the CPIA).

Your employment will begin on April 26, 2022, your title will be Chief Human Resources Officer (CHRO), and you will report to Josh Silverman, working from our Brooklyn office. If you ever wish to change your work location, you will need prior written approval from Etsy. Your base salary will be $400,000 per year and you will also be eligible for the great benefits that Etsy provides to full-time employees.

This offer is contingent upon the completion of a satisfactory background and conflicts check and formal approval of Etsy’s Compensation Committee.

You will be eligible to participate in the Management Cash Incentive Plan, with an annual target of 70% of your base salary earned during the performance period, which currently follows a calendar year (Jan 1 to Dec 31) cycle. Your bonus award will be prorated from your start date and determined based upon company financial performance and your individual performance.
Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice. Generally, awards (if any) are paid within two and a half months after the end of a calendar year.

You will receive a signing bonus of $100,000 on or around your start date. You agree that if you resign your position with Etsy for any reason before you have worked for Etsy for one full year, you will repay a prorated portion of the bonus to Etsy (for example, you will repay 50% of your signing bonus if you resign after six months).

You will participate in the Etsy, Inc. Executive Severance Plan, which provides the following, subject to the terms and conditions of the plan document and your participation notice:

•In the event of an involuntary termination following a change in control: twelve months of severance and up to twelve months of company-paid COBRA coverage, pro-rata bonus payout, and a 100% acceleration factor for all outstanding equity awards issued to you.
•In the event of an involuntary termination not related to a change in control: twelve months of severance and up to twelve months of company-paid COBRA coverage and pro-rata bonus payout.

Etsy will also propose that you receive an equity award with a fair value at the time of the grant equal to $5,000,000. The equity award and related terms below are subject to the approval of Etsy’s Compensation Committee and are typically granted on the first day of the month following your Start Date and are granted in accordance with our Equity Granting Policy.

Seventy percent (70%) of the equity award will be in the form of Restricted Stock Units (which we refer to as RSUs). The RSUs will “vest” (or convert into shares of Etsy’s common stock) over the course of your employment with Etsy. 12.5% of your RSUs will vest if you remain continuously employed at Etsy through October 1, 2022. The balance of your RSUs will vest in equal installments every 6 (six) months thereafter over the next 3.5 years of continuous employment with Etsy.

Thirty percent (30%) of the equity award will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that mirror the terms of the PSUs included in the form of performance stock unit agreement for 2022 Etsy ET annual grants.

Your equity awards will be subject to the terms and conditions of Etsy’s 2015 Equity Incentive Plan and your award agreements, which will also specify your vesting dates. Beginning in 2023, you will be eligible to participate in Etsy’s equity award program on the same terms and conditions as other similarly situated executives, which presently includes an annual equity grant. However, any future equity awards will be made at the discretion of Etsy’s Board of Directors and/or its Compensation Committee.

To accept our offer, you will also need to sign the attached CPIA. It contains important information about your employment with Etsy, so please read it carefully. Here are a few highlights:

•You confirm that you have no legal obligations that would prohibit you from working for Etsy. For example, you have not signed a non-compete agreement with your current or former employer that would prevent you from working for Etsy.
•You agree not to use, rely upon, or share any confidential information of your former employer while working for Etsy.
•You agree that during your employment with Etsy (and otherwise as described in your CPIA), you will not engage in any other employment, consulting, or business activity that would create a conflict with your position with Etsy.

You will also be required to provide proof of your identity and your legal authorization to work in the United States.

This letter (including the attached CPIA) is the entire agreement between you and Etsy. Any discussions you may have had previously with Etsy are superseded by the terms of this letter and the CPIA. In other words, if a recruiter told you that Etsy will provide you with a unicorn for your commute to and from the office, if it’s not in this offer letter, you’ll have to bike, drive, or take the subway like the rest of us. The terms of this offer may only be changed by a written agreement signed by you and a duly authorized Etsy officer.

Although we are hiring you for the position listed above, your job duties, title, compensation, and benefits may change in the future. You understand that you will be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have a similar right. You also agree to comply with Etsy’s workplace policies, which will be made available to you and may change from time to time.

We hope and expect that working at Etsy will be beneficial and rewarding for both you and us, but we do have to let you know that this letter and the resolution of any disputes relating to this letter or your employment with Etsy will be governed by the laws of New York State (excluding laws relating to conflicts or choice of law). Also, because Etsy is based in Brooklyn, you and Etsy agree to submit to the personal jurisdiction of a state court located in Kings County, New York or the United States District Court for the Eastern District of New York located in Brooklyn to resolve any dispute or claim between you and Etsy or any of its directors, officers, managers, or employees.

We can’t wait for you to join our team! Very truly yours,
/s/ Josh Silverman
Josh Silverman
Chief Executive Officer Etsy, Inc.
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I have read and accept this employment offer:

Name: Kim Seymour

Signature: /s/ Kim Seymour

Date: 3/15/2022
Email: XXXXXXXXXX

Exhibit A

CONFIDENTIALITY AND PRIOR INVENTIONS AGREEMENT

This Confidentiality and Prior Inventions Agreement (or the “Agreement,” for short) is an important part of the employment offer that Etsy, Inc. has made to you. Please read it carefully and sign at the bottom if you understand and agree to all of its terms. If you sign this Agreement, it will take effect on the date that you sign it. If you have any questions about this Agreement, please speak with your contact on the Etsy Recruiting team before signing below.
In return for offering you the position described in your offer letter and for providing you with access to new and additional training and Confidential Information belonging to Etsy (and described below), Etsy needs you to make certain commitments. These commitments relate to:
(a)your ability to work for Etsy and perform your job duties without violating any commitments you may have agreed to in the past or that you are otherwise subject to,
(b)Etsy’s ownership of any ideas you come up with or technologies you develop while working for Etsy,
(c)the need to keep confidential and protect certain information about Etsy and its members and employees both while working for Etsy and after you leave the company, and
(d)your willingness not to compete with Etsy or take certain actions that could hurt Etsy’s legitimate interests while you are working for Etsy and for a short period of time afterward.

Each of these commitments is described in more detail below in Section 1 of this Agreement. Section 1 also contains information about your employment status with Etsy, which will be as an at-will employee.

In Section 2, you will find information on the rights you and Etsy have under this Agreement and how you and Etsy can enforce those rights. Section 2 also contains important information about how disputes relating to your employment will be resolved.

Section 1 – Your Commitments to Etsy
There are no conflicts that would prevent you from working for Etsy or performing your job. As much as we want you to join our company, we need you to confirm that the terms of your employment with your current employer (and any former employers) do not restrict your ability to work for Etsy. By signing this Agreement, you agree that you have not entered into an agreement (and will not in the future) that is in conflict with this Agreement or the terms of your employment with Etsy. You also agree that you have shared with Etsy a copy of any agreement (such as a non-compete or non-solicitation agreement) that could impact your ability to work for Etsy.

Example: You currently work for eBay and signed an offer letter or employment agreement that says you will not work for another online marketplace for one year after you leave eBay. You have a conflict that could prevent you from working for Etsy and must share that document with Etsy before you sign this Agreement.

You will not use any property or confidential information of a current or former employer without their permission. We want to respect the rights of your current and former employers, and quite frankly, we don’t want them claiming any rights to the work you do here at Etsy. By signing this Agreement, you agree that you will not bring to Etsy, and will not use or disclose at Etsy, the confidential information of any current or former employer or any other party, unless you have their written permission to do so (and our Legal team would like to see that written permission, thank you). You also agree that you will not use at Etsy any documents or other property (including documents or property that you created yourself) from your current or former employer without the employer’s written permission.
Example: You have confidential agreements or customer lists from your previous job that you think might be helpful in the work you will do for Etsy. You cannot use those materials while working for Etsy or share those materials with Etsy employees without getting written permission from your previous employer.

Etsy will own anything you create while working for Etsy that relates to the work you do for Etsy. While working for Etsy, you will hopefully develop or contribute to one or more products, services, or programs. In this Agreement, we refer to all ideas, products, services, processes, and designs you develop or contribute to while working for Etsy and that relate to Etsy’s business as “Covered Inventions.” In addition to your salary and benefits, Etsy will also provide you with the resources, materials, and support you need to do your job, including the development of Covered Inventions. In return, you agree that Etsy will own all rights in all Covered Inventions (including all patents, copyrights and other intellectual property rights), whether or not the work is performed in Etsy’s offices, uses Etsy resources, or takes place during business hours.

By signing this Agreement, you are assigning to Etsy all of your rights in the U.S. and internationally in all Covered Inventions and all intellectual property rights related to those Covered Inventions. Any copyrights in the Covered Inventions, including in any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of Etsy’s rights under copyright laws. By signing this Agreement, you are also assigning to Etsy any rights you currently have or may acquire at any time in the future in any Covered Inventions. Lastly, you agree to disclose all Covered Inventions to Etsy and to waive any claims you have or may have in the future for infringement of any Covered Inventions.

Example: As a software developer for Etsy, you write a piece of code that is included in a new Etsy product. Etsy will own all rights in the code you wrote and in any products or services that rely on that code.

Etsy has no interest in owning things you created or developed in the past, but Etsy needs a license from you if you incorporate that prior work into the work you do at Etsy. If you previously created something that relates to Etsy’s business, and you do not want that creation to be considered a Covered Invention for purposes of this Agreement, please list it in Appendix A. We refer to any items listed in Appendix A as “Prior Inventions.” We will follow an internal review process to be sure that we understand and agree about what you are claiming as a Prior Invention. While Etsy does not claim to own your Prior Inventions, you agree that if you incorporate Prior Inventions into the work you do for Etsy, Etsy will have the right to use those Prior Inventions to operate its business. Here is the legalese version of the previous sentence: If any of the work you do for Etsy incorporates or uses a Prior Invention, you give Etsy a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to incorporate or use such Prior Invention and any related intellectual property rights.

Example: You are a graphic designer and want to retain ownership of some designs you did in the past. You list those designs in Appendix A and retain ownership of those designs, which are considered Prior Inventions. Later on, you incorporate one of the designs into a design you create for Etsy’s website. Etsy then has a license to use your original design, because the original design is now part of the website design that you created for, and that is owned by, Etsy.

Etsy permits its employees to perform outside work and to take on side projects if certain conditions are met. We recognize that you may want to take on some outside work or side projects while working for Etsy. We have an approval process for activities like those; you will receive more information about the process after your start date. Etsy will not have or claim rights in anything you develop or create through an authorized side project as long as (a) the work is done entirely on your own time and will not interfere with your ability to perform the work you do for Etsy, (b) you did not incorporate any Etsy materials or resources, and (c) the development or creation does not relate to an Etsy product or service or Etsy intellectual property.

Example: If you are part of the Etsy PR team and want to do some work as a freelance calligrapher in your spare time, that would likely be an approved side project.

Example: If you are a software developer for Etsy and you want to serve on the board of advisors for a new gaming startup that doesn’t conflict with your work at Etsy, that would likely be approved outside work.

You will keep confidential any Confidential Information you receive or learn about while working for Etsy. In order to perform your job at Etsy, you may create or be given access to Confidential Information about Etsy, or about its employees, contractors, customers, suppliers, and other parties. When we refer to “Confidential Information” in this Agreement, we mean information and physical materials not generally known or available outside of Etsy. Confidential Information could be technical data, product ideas, product roadmaps, business deals that we haven’t announced to the public, software code and designs, personal information about other Etsy employees, or lists of suppliers. Confidential Information includes both information and materials that belong or relate to Etsy, as well as information and materials that a third party has disclosed to Etsy on a confidential basis.

By signing this Agreement, you agree that you will hold Confidential Information in strict confidence and that you will not use or disclose any Confidential Information, except as required to do your job. The restriction on your use or disclosure of Confidential Information will continue if you leave Etsy and will remain in effect until the Confidential Information becomes publicly available through no fault of your own.
Example: While working for Etsy, you have access to a supplier’s pricing lists. The price lists are considered Confidential Information and you are required to maintain the confidentiality of the pricing information both while working for Etsy and after your employment ends.

If your employment with Etsy ends, you agree to return to Etsy all copies of any materials you have that contain Confidential Information. You may keep your compensation records and a copy of this Agreement.

You will maintain the privacy of Etsy members and employees. As part of your work for Etsy, you may have access to private information about Etsy members and employees. Both groups place a high value on their privacy and it is critical that you treat private member and employee information with the highest degree of care. By signing this Agreement, you agree that you will only access and use Etsy member and employee information when it is necessary to do your job. You also agree that you will not share Etsy member and employee personal information outside of Etsy, or even with other Etsy employees, without proper authorization and even then only when required as part of your job. If you are ever in doubt about whether member or employee information may be shared within or outside of Etsy, you should ask the Etsy Legal team.
Please note that when we refer to a Competing Business in the next three paragraphs, we mean (a) any of the following companies, and any of their subsidiaries or parent companies that operate an online marketplace: Amazon, eBay, and Alibaba; (b) any business that develops or operates an online marketplace selling the types of products sold on Etsy.com or its related websites (for example, crafts, art, handmade goods, vintage goods, or craft supplies), and (c) any business that develops or operates a platform or tools for building or operating e-commerce websites. For purposes of illustration only, examples of category (b) include Craftsy and Michaels.com; and examples of category (c) include Shopify and WordPress.
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You will not compete against Etsy while you are employed by Etsy. It probably goes without saying, but Etsy is hiring you to help build its business and not to compete with it. Competition could take several different forms, including starting or working for a Competing Business, doing consulting work for another company that conflicts with your work for Etsy, or diverting business opportunities from Etsy. By signing this Agreement, you agree that while working for Etsy you will not start, invest in, or do work for a Competing Business, or divert business opportunities with vendors, suppliers, or other business partners that otherwise might have been available to Etsy.

Example: It is not okay to (a) consult for the marketplace startup your friend founded, or (b) try to convince an Etsy partner to end its relationship with Etsy.

Example: It is okay to buy paper towels from Amazon or sneakers from eBay.

You will not compete against Etsy for a short period after your employment with Etsy ends. While working for Etsy you may be given access to plans, processes, contacts, customers, or other information that could put Etsy at an unfair competitive disadvantage if they were shared with or used for the benefit of a Competing Business. To protect Etsy’s legitimate interests, we require that you agree to certain limits on actions that would be competitive with Etsy for a short period after your employment with Etsy ends. By signing this Agreement, you agree that for six months after your employment with Etsy ends for any reason, you will not, without Etsy’s written permission, start, invest in, or do work for a Competing Business in a capacity that is similar in form or function to that which you performed in the last year of your employment with Etsy, and that you will not divert business opportunities that otherwise might have been available to Etsy.

Example: It is not okay to leave Etsy and immediately take a similar position with Amazon Handmade.

Example: It is okay to leave Etsy to launch a laundry delivery startup or to join a company like Google or Facebook.

You will not poach or solicit Etsy employees, members, or business partners while you are employed by Etsy or for a short period of time after your employment with Etsy ends. In addition to working for a Competing Business or diverting business opportunities from Etsy, you could also unfairly compete against Etsy by poaching or soliciting Etsy employees, members, vendors, suppliers, or other business partners. By signing this Agreement, you agree that both during your employment with Etsy and for one year after your employment with Etsy ends for any reason, you will not directly or indirectly cause anyone to leave their position with Etsy, or solicit any Etsy members, vendors, suppliers, or other business partners with whom you worked or acquired Confidential Information from in the last two years of your employment with Etsy.

Example: It is not okay to (a) persuade an Etsy seller to close her shop and instead sell on a competing platform that you own stock in, or (b) convince an Etsy developer to leave Etsy to work for your sister’s startup.

Example: It is okay to encourage a colleague to leave Etsy to follow her dream of running her Etsy Shop full-time.

You will be an at-will employee of Etsy. You will be an at-will employee of Etsy, which means that you are free to resign at any time and that Etsy may terminate your employment at any time and for any or no reason. By signing this Agreement, you acknowledge that you will be an at-will employee of Etsy and that you are not entering into an employment contract with Etsy for a set period of time.

Section 2 – Enforcement of Rights and Other Legal Information
New York law will be used to resolve disputes. If there is a dispute concerning this Agreement or your employment with Etsy, the dispute will be resolved using the laws of New York State (excluding laws relating to conflicts or choice of law). Also, because Etsy is based in Brooklyn, you and Etsy agree to submit to the personal jurisdiction of a state court located in Kings County, New York or the United States District Court for the Eastern District of New York located in Brooklyn.

Nothing in this Agreement prohibits you from reporting violations of the law or Etsy’s policies, and no retaliatory action will be taken against you for doing so. Nothing in this Agreement, including the section on Confidential Information, prohibits you from reporting possible violations of the law. This includes making reports to a governmental agency, such as the Department of Justice or the Securities and Exchange Commission. Similarly, nothing in this Agreement prohibits you from reporting possible violations of the law or Etsy’s Code of Conduct or other policies to your manager, Etsy’s General Counsel, or Etsy’s SVP of Human Resources, or through Etsy’s whistleblower hotline. You do not need authorization from Etsy to report violations of the law or Etsy’s policies and you do not have to notify Etsy that you have done so. Etsy takes its non-retaliatory culture very seriously and will not allow anyone to take adverse action, threaten, intimidate, or retaliate against you if you report a violation or a suspected violation in good faith, or cooperate with an investigation.

You may have additional rights not described in this Agreement. You may have additional rights that are not described in this Agreement. If you have any questions about your rights under this Agreement or otherwise, you should speak with a lawyer before signing this Agreement.

What you and Etsy must do to waive rights created by this Agreement. For you or Etsy to waive a right granted by this Agreement, you and an authorized representative of Etsy must explicitly agree to waive that right in writing. If either you or Etsy do not enforce a right granted by this Agreement for some period of time, that right will not be considered to have been waived. Similarly, if you or Etsy exercise one right granted by this Agreement, that will not be considered a waiver of any other right you or Etsy may have under this Agreement.

Example: You develop a piece of code for Etsy and then use that code in a website you develop for a friend. You tell your manager what you are doing and she tells you verbally that it’s okay. Six months later, your VP finds out that you’re using Etsy code for a non-Etsy project and asks you to stop. Neither your conversation with your manager nor the fact that six months elapsed before Etsy asked you to stop would be considered a waiver of Etsy’s rights under this Agreement to control the use of the code you developed.

Etsy may assign this Agreement to certain third parties. Etsy may assign this Agreement to an affiliate, or to a third party in the case of a merger or acquisition. In the case of a merger or acquisition, as an at-will employee, you would still be free to resign at any time.

Etsy will be entitled to an injunction if you violate or threaten to violate this Agreement. Etsy could suffer serious harm if you violate this Agreement. By signing this Agreement, you agree that Etsy will be entitled to an injunction (and will not be required to post a bond) to protect itself if you breach or threaten to breach this Agreement. Note that a court has the discretion to strike or modify any part of this Agreement that it determines is too broad or unenforceable under the specific circumstances related to your departure.

Section 1 of this Agreement will remain in effect after you stop working for Etsy. Whether you resign from Etsy or Etsy terminates your employment, the obligations you agreed to in Section 1 of this Agreement, including those concerning Confidential Information, ownership of your work, and non-competition, will remain in effect indefinitely.

ETSY, INC.        EMPLOYEE
/s/ Josh Silverman                        Name:    Kim Seymour
Name: Josh Silverman                        Signature: /s/ Kim Seymour

Title: Chief Executive Officer
Date: 3/15/2022
Email: XXXXXXXXXX

Appendix A

PRIOR INVENTIONS